Exhibit 99

STATEFED FINANCIAL CORPORATION
519 Sixth Avenue
Des Moines, Iowa 50309

NEWS RELEASE
For Immediate Release
April 24, 2001

For more information contact:	Andra Black, Co-President, 515-223-8484
Craig Wood, Co-President, 515-223-8484

State Federal Chairman Announces Retirement

(Des Moines, Iowa) John F. Golden, Chairman of the Board of StateFed Financial Corporation (NASDAQ: SFFC) has announced his retirement as Chairman of the Board. He is also retiring from the Board of Directors. Golden had previously announced his retirement from full time employment in October 2000. "John Golden' s name, synonymous with State Federal, has stood for integrity, fair dealing, profitability and financial strength, traditions we hope to continue," stated Co-Presidents Andra Black and Craig Wood.

Golden has been with StateFed Financial Corporation and State Federal Savings and Loan Association for nearly 40 years. In addition to leading StateFed Financial Corporation since 1993, he served as President and Chief Executive Officer of State Federal Savings and Loan from 1981 to 2000. He originally joined State Federal in 1963. Throughout his tenure, State Federal Savings and Loan Association grew from $10 million to more than $100 million in assets and increased the number of offices from one to three.

"It has been a great career, and I certainly wish State Federal and all of its officers, employees, and most importantly, the customers whom I have had the privilege to serve, all the best," said Golden.

StateFed Financial Corporation is the holding company for State Federal Savings and Loan Association, which currently operates 2 offices in Des Moines and has recently opened its newest office in Clive.